Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Nasdaq Notification of Transfer of Listing

SALT LAKE CITY, UTAH, August 22, 2008, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that on August 21, 2008 it received a notice from the Nasdaq Hearings Panel stating that the Panel has determined to transfer the securities of E&S from The Nasdaq Global Market to The Nasdaq Capital Market, effective with the open of business on Monday, August 25, 2008.  Listing on The Nasdaq Capital Market does not affect E&S’s ticker symbol, which will remain “ESCC”.

The Panel’s determination is a result of a hearing between E&S and the Panel on August 14, 2008, regarding E&S’s non-compliance with Marketplace Rule 4450(b)(3), the minimum market value of publicly held shares requirement.  E&S’s continued listing on The Nasdaq Capital Market is contingent upon the successful completion of an application and review process, and evidencing compliance with all the requirements for continued listing on The Nasdaq Capital Market.

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. The Nasdaq Capital Market is not related to, nor does it operate similarly to the over-the-counter markets including OTCBB and Pink Sheets. The NASDAQ Capital Market includes the securities of approximately 450 companies.  A Nasdaq Capital Market security satisfies all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

Comments from David H. Bateman, President and Chief Executive Officer:  “The decision by the Nasdaq Hearings Panel permits continuity of both our listing and ability to trade on the Nasdaq. While we would have preferred to remain on The Nasdaq Global Market, this determination regarding our listing permits us to continue our focus on continued improvement in our performance, introduction of new products, achieving profitability, and seeing a sustainable increase in our share price.”

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com